Exhibit 10.7
Executive Severance Pay Policy
The severance pay policy of ABM Industries Incorporated (the “Company”) provides financial benefits to eligible officers in the event of an involuntary termination of employment resulting from job elimination, reduction in force or certain other changes in the Company’s operations or organization, as defined in the policy. The policy is not intended to provide severance benefits for executives who have not met performance requirements or who are terminated for cause. The policy sets forth the circumstances in which severance pay is available, the requirements for receipt of severance pay and the amount of severance pay.
Business Situations
An officer may be part of a reduction in force or job elimination due to various changes in the Company’s operations and organization (excluding those caused by natural disaster or catastrophe), including, but not limited to:
•	Relocation or dissolution of a part of the business

•	Withdrawal from a segment of the market

•	Elimination of one or more product or service lines

•	Elimination, reduction or change in the need for specialized skills

•	Organizational change such as business redesign, reorganization or consolidation

•	Change in systems or technology

•	Reduction in staffing levels

•	Sale of any portion of the business, where a position at substantially the same pay level is not offered

•	Significant involuntary reduction in the employee’s regularly scheduled work week, or

•	Involuntary decrease in the employee’s regularly scheduled work week or employment classification that causes the employee to lose eligibility for medical benefits.
All reductions in force or job eliminations must be approved in advance by the business unit CEO or President and the ABM Senior Vice President of Human Resources.
Eligible Officers
Subject to the conditions set forth below, officers eligible for benefits under this policy are employees of the Company who are (1) officers of the Company elected by the Board of Directors and (2) the officers of the Company’s subsidiaries with the titles President, Executive Vice President, Regional Vice President, Vice President and Controller. A regular full-time or part-time employee who is an eligible officer is eligible for severance pay under provisions of this policy if the officer’s employment is terminated as a result of operational or organizational changes.

Individuals who are not regular employees of the Company and, therefore, are not eligible include but are not limited to:
•	Temporary employees;

•	Individuals on an unpaid leave of absence who have not been offered a position upon completion of the leave;

•	Persons who are independent contractors.
Severance Pay
Officers who are provided with formal notice of eligibility for severance pay are eligible to receive severance pay, provided the officer signs a separation agreement and release, described below. Officers who have six months or more service with the Company are eligible for the following:

Level	Severance
ABM Executive Vice Presidents	18 months base pay and target bonus

Other Direct Reports to the CEO Business Unit Presidents other than ABM Executive Vice Presidents	12 months base pay and target bonus

Corporate Vice Presidents Business Unit Vice Presidents	9 months base pay

Corporate Assistant Vice Presidents	6 months base pay
Officers who have less than six months service with the Company will receive severance equal to six months base pay, provided the employee signs a separation agreement and release within 60 days following the officer’s termination of employment.
In addition, the Company will pay the officer an amount equal to the Company portion of medical insurance for the length of the severance period, not to exceed eighteen months and the Company will pay the officer a prorated portion of the bonus, for the fraction of the fiscal year that has been completed prior to the date of termination, based on the Company’s actual performance for the entire fiscal year. The pro-rated portion of the bonus shall be paid at such time as bonuses are paid to employees generally, but in no event later than March 15th of the year following the end of the fiscal year in which the bonus is no longer subject to a substantial risk of forfeiture.
Any severance payments in excess of the above listed amounts require advance approval of the Senior Vice President of Human Resources and the CEO or President of the business unit or their designee.
Except as set forth below, severance payments will be made in semi-monthly installments for the duration of the severance period.

For purposes of the above calculations:
•	Base pay means annual base pay and does not include shift differentials, commissions, overtime or bonuses unless specified in the chart above.

•	Length of service includes all service with the Company or its subsidiaries, including active service prior to acquisition.

•	For officers who have terminated employment and been rehired, service prior to a break in service is included unless the prior break in service resulted in severance payments to the employee.
Benefits
Officers whose positions have been eliminated through a reduction in force or job elimination are eligible for COBRA coverage, in accordance with Company policy and federal regulations.
Separation Agreement
To receive severance pay under provisions of this policy, an eligible officer is required to execute a separation agreement and release within 60 days (or such shorter period as provided in the separation agreement) following the officer’s termination of employment. The Human Resources Department and General Counsel’s office will prepare all separation agreements. No payment will be made unless and until the separation agreement and release is signed and returned in accordance with the policy.
Section 409A
Notwithstanding the above, the officer shall not be considered to have terminated employment with the Company for purposes of this policy and no payments shall be due to the officer under this policy unless the officer would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”). Each amount to be paid or benefit to be provided under this policy shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in the Severance Pay section of this policy that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this policy during the six-month period immediately following the officer’s termination of employment shall instead be paid on the first business day after the date that is six months following the officer’s termination of employment (or upon the officer’s death, if earlier). In addition, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, if the officer terminates employment after October 15th, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this policy prior to December 31st of the year in which the termination of employment occurs shall, subject to the previous sentence of this section, instead be paid on the first business day following January 1st of the year following the officer’s termination of employment.
Responsibilities
Manager To Whom The Officer Reports:
•	Assess the case for change based on the business situation;

•	Identify jobs/functions to be eliminated or consolidated;

•	Review analysis and preliminary recommendations with Human Resources;

•	Identify officer(s) to be affected;

•	Seek CEO or business unit President approvals.
Human Resources
•	Provide guidance to managers in identifying the jobs/functions to be eliminated and the affected officer(s);

•	Participate in workforce analysis;

•	Prepare termination materials for affected officer(s);

•	Assist managers with the employee meeting(s) and communicate severance pay and other benefits and transition assistance to affected employee(s).
Office of General Counsel
•	Provide guidance to managers pertaining to job eliminations or reductions in force;

•	Prepare all separation agreements and releases.
Officer
•	Review paperwork provided with notice of eligibility for severance pay;

•	Determine whether to sign the separation agreement and release within the established time frame;

•	Comply with terms of the severance agreement.
This policy is approved by the Chief Executive Officer in accordance with the approval of the ABM Severance Program for Executives by the Compensation Committee of the Board of Directors on June 3, 2008.
Executed the 3rd day of June, 2008

/s/ Henrik Slipsager	/s/ Erin Andre

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